Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-143141, No. 333-190470 and No. 333-212143 on Form S-3, and Registration Statement No. 333-141673, No. 333-157105, No. 333-163401, No. 333-172126 and No. 333-192734 on Form S-8 of our report dated August 9, 2016, relating to the consolidated financial statements and financial statement schedule of Broadridge Financial Solutions, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2016.
/s/ DELOITTE & TOUCHE LLP
New York, New York
August 9, 2016